CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
INFODEX, INCORPORATED

INFODEX, INCORPORATED, a Delaware corporation, does hereby certify that a meeting of the Board of Directors held on November 26, 1985, by unanimous consent pursuant to Section 141(f) of the Delaware General Corporation Law and at the Annual Meeting of the Stockholders held December 16, 1985, pursuant to notice and at which a quorum was present, the following resolution amending the Certificate of Incorporation of  Infodex, Incorporated, was adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

RESOLVED: That Article Fourth of the Certificate of Incorporation of the Corporation be, and hereby is, amended as set forth below:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is five million five hundred thousand (5,500,000) shares, of which four million (4,000,000) shares shall be common stock with a par value of one cent ($0.01) per share and one million five hundred thousand (1,500,000) shares shall be preferred stock with a par value of two dollars ($2.00) per share.

The preferred stock may be issued in one or more series. The Board of Directors is expressly authorized to issue from time to time one or more series of preferred stock  and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences, and relative, participating, optional or other special rights, of such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not limited to, the determination or fixing of the following:

(a) The number of shares constituting and the designation of the series.

(b) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation  which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, whether such dividends shall be cumulative or non-cumulative and, if cumulative, from what date.

(c) Whether the shares of the series shall be subject to redemption for cash, property or rights, including securities of any corporation by the corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and if made subject to any such redemption, the times of events, prices and other terms and conditions of such redemption.

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(e) Whether the shares of the series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specific event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

(f) The restrictions, if any, on the issue or reissue of any additional preferred stock.

(g) The rights of the holders of the shares of the series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(h) The voting rights, if any, of the shares of the series.

(i) Any other preferences, and relative, participating, optional or other special rights, of the series, and the qualifications, limitations or restrictions thereof.

and further

RESOLVED: That Article Eleventh of the Certificate of Incorporation is renumbered as Article Twelfth, all cross references thereto are appropriately amended, and a new Article Eleventh is added as follows:

Section 1. The Board of Directors shall have the power to make, amend and repeal the By-Laws of the Corporation by a vote of two-third (2/3) of the total number of directorships at any regular or special meeting of the Board of Directors; provided, however, By-Laws, in whole or in part, shall have been included in the notice of the meeting.

Section 2. The holders of each class of stock of the Corporation (voting separately as classes) shall have the power to make, amend and repeal the By-Laws of the Corporation by majority vote of the entire number of shares of each class of stock (voting separately as classes) outstanding and entitled to vote, at any regular or special meetings of the holders of shares of said class or classes; provided, however, that notice of intention to make, amend or repeal the By-Laws, in whole or in part, shall have been included in the notices of the meetings. Action of the holders of shares of said class or classes of stock in making, amending or repealing By-Laws shall prevail over any inconsistent action previously taken by the Board of Directors; but any proceedings had or steps taken pursuant to the By-Laws made, amended or repealed by action of the Board of Directors prior to inconsistent action by the holders of shares said class or classes f stock shall be valid in all respects.

IN WITNESS WHEREOF, said INFODEX, INCORPORATED has caused its corporate seal to be hereunto affixed and this certificate to be signed by Richard A. Johnson, its president and attested by Ernest H.Ulm, its secretary, this 16th day of December, 1985.

By_____________________________
Richard A. Johnson
Its President

                                                                           ATTEST:

By___________________________
Ernest H. Ulm
Its Secretary

STATE OF CONNECTICUT     )
                                                     )                                                                           S.S. Waterbury
COUNTY OF NEW HAVEN     )

BE IT REMEMBERED on this 16th day of December, 1985, personally came before me, a Notary Public in and for the County and State aforesaid, Richard A. Johnson, President of Infodex, Incorporated, a corporation f the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be his at and deed and the act and deed of said corporation and the facts stated therein are true; that the signature of the said officer is in the handwriting of said officer; and that the seal affixed to said certificate is the common or corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

Notary Public